Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements and Prospectuses:

(1) Registration Statements (Form S-3 Nos. 333-173295, 333-170538, 333-161756, 333-158126 and 333-147721) of Cadence Pharmaceuticals, Inc., and

(2) Registration Statements (Form S-8 Nos. 333-171396, 333-163941 and 333-138226) pertaining to the 2006 Equity Incentive Award Plan and 2004 Equity Incentive Award Plan of Cadence Pharmaceuticals, Inc.

of our reports dated March 8, 2013, with respect to the financial statements of Cadence Pharmaceuticals, Inc. and to the effectiveness of internal control over financial reporting of Cadence Pharmaceuticals Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, California

March 8, 2013